EXHIBIT 10.50

As of April 25, 2002

TO:    Purchasers of Units (each a “Lender” and collectively the “Lenders”) consisting of $5,535,000 principal amount of 15% Senior Secured Notes of World Wireless Communications, Inc. (the “Company”).

Re:    Amendment of Agreements

Gentlemen:

Reference is made to the Loan Agreement between the Lenders and the Company dated as of May 17, 2001, as amended on August 7, 2001, effective as of May 17, 2001 (the “Agreement”), including each note issued pursuant thereto (individually a “Note” and collectively the “Notes”) and each warrant issued pursuant thereto (individually a “Warrant” and collectively the “Warrants”).

For good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged by the Lenders, and as an additional inducement for the Company to continue its offering of units of its preferred stock and warrants pursuant to the Confidential Private Placement Memorandum dated January 8, 2002, the Company and each Lender agree as follows:

1.    Each Note shall be amended to change the amount now appearing in Section 3(ii) thereof to “$5,535,000” with the same force and effect as if originally set forth therein, effective as of April 25, 2002.

2.    Section 1.1(a) of the Loan Agreement shall be amended to read as follows, effective as of April 25, 2002:

“(a)     Simultaneously with the execution and the delivery of this Agreement, Lancer Offshore, Inc. agrees to lend to Borrower the aggregate sum of $2,250,000, of which (i) the sum of $1,125,000 shall be paid to Borrower upon the execution and the delivery of this Agreement and (ii) the sum of $1,125,000 shall be paid to Borrower on July 15, 2001, provided that Borrower has raised the sum of $2,000,000 in equity from persons other than Michael Lauer and his affiliates, including, without limitation, Lancer Offshore Inc., Lancer Partners, L.P., and The Orbiter Fund Ltd.(such loan, together with any other amounts loaned pursuant to this Agreement by any Lender from time to time, including that specified in Section 1.1 (b) hereof, with the consent of the parties hereto, up to a total sum of $5,535,000, shall be referred to collectively as the “Loan”). The Loan shall be used solely by Borrower in the operation of its business as determined by the President of Borrower, subject to supervision thereof by Board of Directors of Borrower. As of April 25, 2002, Lancer Offshore, Inc. loaned the Borrower the principal amount of $4,335,000. The Loan shall be repaid on June 30, 2002 unless it is mandatorily converted into shares of Borrower’s Common Stock before that date as provided in Section 1.5 hereof.”

3.    Section 1.1(b) of the Loan Agreement shall be amended to read as follows, effective as of April 25, 2002:

“(b)    On August 7, 2001 Lancer Partners L.P. agrees to lend to Borrower the aggregate sum of $875,000, of which (i) the sum of $350,000 shall be paid to Borrower on August 7, 2001 and (ii) the sums of $275,000 shall be paid to Borrower on or about September 15, 2001, (but no later than September 20, 2001), and $250,000 on or about October 15, 2001 (but no later than October 20, 2001), or such other amount mutually agreed to by the parties hereto, provided that Borrower has raised the sum of $1,500,000 in equity from persons other than Michael Lauer and his affiliates, including, without limitation, Lancer Offshore Inc., Lancer Partners, L.P., and The Orbiter Fund Ltd, on or before October 15, 2001 The Loan shall be used solely by Borrower in the operation of its business as determined by the President of Borrower, subject to supervision thereof by the Board of Directors of Borrower. The initial $350,000 principal amount of the Loan shall be repaid on June 30, 2002, and the subsequent tranches of $275,000 and $250,000, or additional amounts, of the Loan if and when made shall be repaid on June 30, 2002, unless such amounts are mandatorily converted into shares of Borrower’s Common Stock before that date as provided in Section 1.5 hereof. As of April 25, 2002, Lancer Partners L.P. loaned the Borrower the principal amount of $1,200,000.”

4.    Section 1.5 of the Loan Agreement shall be amended to read as follows, effective as of April 25, 2002:

“(a)    The Loan shall be mandatorily converted into shares of the Common Stock of Borrower at the rate of one share per each $0.05 principal amount of debt, including interest (subject to adjustment for stock dividends, stock splits and reverse stock splits, if any) immediately upon (i) the approval of such conversion by Borrower’s shareholders at a meeting of shareholders held for such purpose (among other purposes) and (ii) Borrower’s receipt of $5,535,000 in equity from persons other than Michael Lauer and his affiliates, including, without limitation, Lancer Offshore, Inc., Lancer Partners L.P. and The Orbiter Fund Ltd., on or before June 30, 2002.”

5.    The first sentence of Section 5 of Warrant Nos. T1A through T-14 shall be amended to read as follows effective as of November 14, 2001 in the case of Warrant Nos. T-1A through T-9 and on their respective date of issuance in the case of Warrant Nos. T-10 through T-14:

“5.2    Definitions, etc.  For purposes of this Section 5 and Section 7:

The issuance of any warrants, options or other subscription or purchase rights with respect to shares of Common Stock and the issuance of any securities convertible into or exchangeable for shares of Common Stock (or the issuance of any warrants, options or any rights with respect to such convertible or exchangeable securities) shall be deemed an issuance at such time of such Common Stock if the Net Consideration Per Share which may be received by the Company for such Common Stock (as hereinafter determined) shall be less than $0.05 per share at the time of such issuance and, except as hereinafter provided, an adjustment in the Purchase Price and the number of shares of Common Stock issuable upon exercise of this Warrant shall be made upon each such issuance in the manner provided in Section 5. 1.”

In consideration of the foregoing, each Lender unconditionally acknowledges that the Company is not in default under the Loan Agreement, any of the Notes or any other agreement which is a part of the Loan Agreement.

Except as amended as set forth herein, the Agreement, including, without limitation, the Amended and Restated Pledge/Security Agreement, shall continue in full force and effect in accordance with its terms.

If this letter accurately sets forth our understanding, please sign your name below and return your signed original to us immediately.

Very truly yours,

WORLD WIRELESS COMMUNICATIONS, INC.

/s/ DAVID D. SINGER David D. Singer

LANCER OFFSHORE, INC.	LANCER PARTNERS L.P.

/s/ MICHAEL LAUER Michael Lauer, Manager	/s/ MICHAEL LAUER Michael Lauer, Manager